UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 27, 2019

CALIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2777 Orchard Parkway, San Jose, California		95134
(Address of principal executive offices)		(Zip Code)

(408) 514-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.025 per share	CALX	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act).  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On November 27, 2019 (the “Grant Date”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Calix, Inc. (the “Company”) approved letter agreements with each of Mr. Cory Sindelar, the Company’s Chief Financial Officer, and Mr. Michael Weening, the Company’s Executive Vice President, Field Operations, that provide for current and future equity grants for each executive under the Company’s 2019 Equity Incentive Award Plan (the “Plan”) and relocation allowance payments for Mr. Weening.

Letter Agreement with Mr. Sindelar

On the Grant Date, Mr. Sindelar received an option to purchase 200,000 shares of the Company’s Common Stock and, subject to Mr. Sindelar’s continued employment with the Company, Mr. Sindelar will automatically be granted an additional option to purchase 150,000 shares of the Company’s Common Stock on the first anniversary of the Grant Date and an additional option to purchase 100,000 shares of the Company’s Common Stock on each of the second, third and fourth anniversaries of the Grant Date. Each such option has, or in the case of future grants will have, an exercise price per share equal to the closing trading price of the Company’s Common Stock on the date of grant, and will vest and become exercisable over four years, with 25% of the shares underlying each option vesting on the first anniversary of the grant date of such option, and the remainder vesting in equal quarterly installments over the next three years. Any shares issued upon exercise of the foregoing options may not be transferred by Mr. Sindelar prior to the second anniversary of the date such shares vest.

The terms of the option granted and the future options to be granted to Mr. Sindelar are set forth in the Letter Agreement dated November 27, 2019 by and between the Company and Mr. Sindelar (the “Sindelar Letter Agreement”) included as Exhibit 10.1 to this Current Report on Form 8-K.

Letter Agreement with Mr. Weening

On the Grant Date, Mr. Weening received an option to purchase 600,000 shares of the Company’s Common Stock and, subject to Mr. Weening’s continued employment with the Company, Mr. Weening will automatically be granted an additional option to purchase 300,000 shares of the Company’s Common Stock on the first anniversary of the Grant Date and an additional option to purchase 120,000 shares of the Company’s Common Stock on each of the second, third and fourth anniversaries of the Grant Date. Each such option has, or in the case of future grants will have, an exercise price per share equal to the closing trading price of the Company’s Common Stock on the date of grant, and will vest and become exercisable over four years, with 25% of the shares underlying each option vesting on the first anniversary of the grant date of such option, and the remainder vesting in equal quarterly installments over the next three years. Any shares issued upon exercise of the foregoing options may not be transferred by Mr. Weening prior to the second anniversary of the date such shares vest.

In addition, the Compensation Committee approved a relocation allowance (the “Relocation Allowance”) payable to Mr. Weening in quarterly installments of $225,000, less deductions and withholdings, during the period commencing January 1, 2020 and ending December 31, 2024. The Relocation Allowance is subject to Mr. Weening’s relocation of his principal residence to the general vicinity of the Company’s San Jose, California offices on or prior to November 27, 2020 and Mr. Weening’s continued employment through each applicable payment date.

The terms of the option granted, the future options to be granted and the Relocation Allowance awarded to Mr. Weening are set forth in the Letter Agreement dated November 27, 2019 by and between the Company and Mr. Weening (the “Weening Letter Agreement”) included as Exhibit 10.2 to this Current Report on Form 8-K.

The foregoing description of the Sindelar Letter Agreement and the Weening Letter Agreement is included to provide information regarding the terms of the awards and the Relocation Allowance. It does not purport to be a complete description and it is qualified in its entirety by reference to the full text of the Sindelar Letter Agreement and the Weening Letter Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1*	Letter Agreement dated November 27, 2019 by and between Calix, Inc. and Cory Sindelar.

10.2*	Letter Agreement dated November 27, 2019 by and between Calix, Inc. and Michael Weening.

* Indicates management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 2, 2019	CALIX, INC.

		By:	/s/ Cory Sindelar
Cory Sindelar
Chief Financial Officer

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